EXHIBIT 3(g)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        IMAGING TECHNOLOGIES CORPORATION



          It is hereby certified that:

          1. The name of the corporation (hereinafter called the "Corporation") is Imaging Technologies Corporation.

          2. The Certificate of Incorporation of the Corporation (hereinafter called the "Certificate of Incorporation") is hereby further amended by deleting the current first paragraph of the Fourth Article and replacing it with the following:

          "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 200,100,000 shares divided into two classes; 200,000,000 shares of which shall be designated as Common Stock, $.005 par value per share, and 100,000 shares of which shall be designated as Preferred Stock, with $1,000.00 par value per share. There shall be no preemptive rights with respect to any shares of capital stock of the Corporation."

          3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



Dated: May 12, 2000



                                          By:   /s/ Brian Bonar
                                             ---------------------------
                                                Brian Bonar, President



ATTEST:



By:   /s/ Philip Englund
   ---------------------------------
Philip Englund, Secretary


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